Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Park National Corporation of our report dated February 29, 2012, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Park National Corporation, which report is incorporated by reference in the Annual Report on Form 10-K of Park National Corporation for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Columbus, Ohio

March 15, 2012